SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            SIRCO INTERNATIONAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            SIRCO INTERNATIONAL CORP.
                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders of Sirco International Corp.:

      Notice is hereby given that the Annual Meeting of Shareholders of Sirco International Corp., a New York corporation (the "Company"), will be held at the Company's offices located at 366 Fifth Avenue, Suite 205, New York, New York 10001, on Thursday, June 11, 1998 at 10:00 A.M., local time, for the following purposes:

      1. To elect six (6) directors to the Board of Directors for the ensuing year;

      2. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 20,000,000 shares; and

      3. To consider and act upon such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on May 4, 1998 will be entitled to vote at the Annual Meeting.

      Whether or not you expect to attend the Annual Meeting, please mark, sign and promptly return the enclosed proxy in the postpaid envelope provided. If you receive more than one proxy because your shares are registered in different names or addresses, each such proxy should be signed and returned so that all your shares will be represented at the meeting.


                                                   Sincerely,


                                                   JOEL DUPRE
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                            SIRCO INTERNATIONAL CORP.
                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901


                                 PROXY STATEMENT

      This Proxy Statement is furnished to shareholders of Sirco International Corp., a New York corporation (the "Company"), in connection with the solicitation, by order of the Board of Directors of the Company, of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, June 11, 1998 at 10:00 A.M., New York City time, at the Company's offices located at 366 Fifth Avenue, Suite 205, New York, New York 10001 and at any adjournment or adjournments thereof (the "Annual Meeting"). The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. This Proxy Statement and the enclosed proxy card were first mailed to shareholders of the Company on or about May 11, 1998, accompanied by the Company's Annual Report on Form 10-K/A for the fiscal year ended November 30, 1997, and the Company incorporates the contents of such report herein by reference thereto.

      At the Annual Meeting, the following matters will be considered and voted upon:

      (1) Election of six (6) directors to hold office until the 1999 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified;

      (2) Approval and adoption of a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.10 per share (the "Common Stock"), from 10,000,000 shares to 20,000,000 shares; and

      (3) Such other business as may properly come before the Annual Meeting.

Voting and Revocation of Proxies; Adjournment

      All of the voting securities of the Company represented by valid proxies, unless the shareholder otherwise specifies therein or unless revoked, will be voted FOR the election of the persons nominated as directors, FOR the other proposal set forth herein, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting. The Board of Directors does not know of any matters to be considered at the Annual Meeting other than the election of directors and the other proposal set forth above.

      If a shareholder has appropriately specified how a proxy is to be voted, it will be voted accordingly. Any shareholder has the power to revoke such shareholder's proxy at any time before it is voted. A proxy may be revoked by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy executed by the person executing the prior proxy and presented to the Annual Meeting, or by voting in person at the Annual Meeting.

      A plurality of the votes cast at the Annual Meeting by the shareholders entitled to vote in the election is required to elect the director nominees, the approval of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposed amendment to the Company's Certificate of Incorporation and a majority of the votes cast by the shareholders entitled to vote at the meeting is required to take any other action. In the event that sufficient votes in favor of any of the matters to come before the meeting are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of any such proposed adjournment or adjournments.

Solicitation

      The solicitation of proxies pursuant to this Proxy Statement will be primarily by mail. In addition, certain directors, officers or other employees of the Company may solicit proxies by telephone, telegraph, mail or personal interviews, and arrangements may be made with banks, brokerage firms and others to forward solicitation material to the beneficial owners of shares held by them of record. No additional compensation will be paid to directors, officers or other employees of the Company for such services. The total cost of any such solicitation will be borne by the Company and will include reimbursement of brokerage firms and other nominees.

Quorum and Voting Rights

      The Board of Directors of the Company has fixed Monday, May 4, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding voting securities entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Common Stock Owned by Directors, Officers and Other Beneficial Owners

      The following table sets forth, as of May 1, 1998, the names, addresses and number of shares of Common Stock beneficially owned by all persons known to the management of the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock, and the names and number of shares beneficially owned by all directors of the Company and all executive officers and directors of the Company as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned):

                                                        Shares Beneficially         Percent of Outstanding
Name and Address                                               Owned                     Common Stock
----------------------------------------------------------------------------------------------------------
Joel Dupre(1)                                              1,486,000                     30.0%
c/o Sirco International Corp.
24 Richmond Hill Avenue
Stamford, Connecticut 06901

CLEC Holding Corp.                                           350,000                     7.1%
4205 Vineland Road
Suite L-15
Orlando, Florida 32811

Pacific Million Enterprise Ltd.(2)(3)                        266,666                     5.4%
The Gateway, Tower 2, Suite 1807
25 Canton Road
Tsimshatsui, Kowloon, Hong Kong

Joseph Takada(2)(3)                                          266,666                     5.4%
c/o Pacific Million Enterprise Ltd.
The Gateway, Tower 2, Suite 1807
25 Canton Road
Tsimshatsui, Kowloon, Hong Kong

Cheng-Sen Wang(2)                                            177,778                     3.6%
c/o Kao-Lien International Co., Ltd.
404 Jen-Air Road
6th Floor, Section 4
Taipei, Taiwan R.O.C.

Albert H. Cheng(2)(4)                                         88,888                     1.8%
c/o Constellation Enterprises Co., Ltd.
199 Chung Ching North Road
11th Floor, Section 3
Taipei, Taiwan R.O.C.

Paul Riss(5)                                                  75,000                     1.5%

Eric M. Hellige(6)                                            25,000                      *

Barrie Sommerfield (7)                                        20,200                      *

Richard Pyles                                                 20,000                      *

Eric Smith                                                    20,000                      *

All directors and executive
officers of the Company as a
group (six individuals)                                    1,646,200                     33.3%

                                                   (Notes on the following page)

---------------
* less than 1%.

(1) Includes 120,000 shares of Common Stock subject to options which are presently exercisable and 533,332 shares for which Mr. Dupre has the right to exercise sole voting control pursuant to a Voting Agreement dated as of May 1, 1995 (the "Voting Agreement") under which Pacific, Mr. Wang and Mr. Cheng granted Mr. Dupre the right to exercise sole voting control with respect to 266,666, 117,778 and 88,888 shares, respectively, held of record by them. Includes 25,000 shares for which Mr. Dupre has granted to Mr. Hellige a stock purchase option.

(2) As a result of the Voting Agreement, Mr. Dupre, Pacific (together with Mr. Takada -- see Note 3), Mr. Wang and Mr. Cheng may be deemed to be a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934, and, therefore, deemed to beneficially own an aggregate of 1,486,000 shares of Common Stock.

(3) Pacific has granted to Mr. Dupre an option to purchase all of the 266,666 shares it owns of record. By virtue of his ownership of 95% of the issued and outstanding shares of common stock of Pacific, Joseph Takada may be deemed to be the beneficial owner of all the shares of Common Stock beneficially owned by Pacific.

(4) Mr. Cheng has granted to Mr. Dupre an option to purchase all of the 88,888 shares he owns of record.

(5) Includes 70,000 shares of Common Stock subject to options that are presently exercisable.

(6) Consists of 25,000 shares of Common Stock subject to an option granted by Mr. Dupre that is presently exercisable.

(7) Consists of 20,000 shares of Common Stock subject to options that are presently exercisable.


                      ELECTION OF DIRECTORS (Proxy Item 1)


      The Amended and Restated Bylaws of the Company provide that the number of directors of the Company shall be at least three, except that where all the shares are owned beneficially and of record by fewer than three shareholders, the number of directors may be less than three but not less than the number of shareholders. Subject to the foregoing limitation, such number may be fixed from time to time by action of the Board of Directors or of the shareholders, or, if the number of directors is not so fixed, the number shall be five. In April 1998, the Board of Directors fixed the number of directors at six. The term of office of the directors is one year, expiring on the date of the next annual meeting, or when their respective successors shall have been elected and shall qualify, or upon their prior death, resignation or removal.

      Except where the authority to do so has been withheld, it is intended that the persons named in the enclosed proxy will vote for the election of the nominees to the Board of Directors listed below to serve until the date of the next annual meeting and until their successors are duly elected and qualified. Although the directors of the Company have no reason to believe that the nominees will be unable or decline to serve, in the event that such a contingency should arise, the accompanying proxy will be voted for a substitute (or substitutes) designated by the Board of Directors.

      The following table sets forth certain information regarding the director nominees, all of whom currently serve as directors of the Company, with the exception of Mr. Scalice.

                                               Principal Occupation for Past Five Years and
Name                       Age                 Current Public Directorships or Trusteeships
------------------------------------------------------------------------------------------------------------------
Joel Dupre                 44        Director since 1990; Chairman of the Board and Chief Executive Officer of the
                                     Company  since March 1995;  Executive  Vice  President  from November 1992 to
                                     March 1995 and a Vice President from 1989 to 1992.

Eric M. Hellige            43        Director since 1995 and Secretary of the Company;  Partner for more than five years of Pryor Cashman Sherman & Flynn LLP, counsel to the Company.

Eric M. Hellige            43        Director since 1995 and Chief Financial  Officer and Treasurer of the Company
                                     since November 1996; Chief Financial Officer of Sequins International Inc., a
                                     manufacturer  of sequined  fabrics and trimmings,  from June 1992 to November
                                     1996.

Anthony M. Scalice         60        Vice President of the Company,  and President and Chief Executive  Officer of
                                     Essex Communications,  Inc., a wholly-owned  subsidiary of the Company, since
                                     February  1998;  President  of  Pinnacle  Telephone   Consultants,   Inc.,  a
                                     telecommunications  consulting  firm  specializing  in the  private  payphone industry,  from June 1997 to February  1998;  President  of  Crescent  Public
                                     Communications,  Inc., a private payphone sales and servicing  company,  from
                                     May 1995 to May 1997;  Owner and  President  of  Pinnacle  Telecommunications
                                     Consultants,  Inc., a telecommunications  consulting firm specializing in the private  payphone  industry  from  July  1991 to May  1995;  Director  of the
                                     Independent  Payphone  Association of New York (IPANY), a non-profit payphone association, from June 1996 to the present.

Eric Smith                 53        Director  since  1988;  Vice  President  -  General  Manager  of  West  Coast
                                     Distribution Center of the Company since 1983.

Barrie Sommerfield         68        Director   since   1997;   Vice   Chairman  of  Gore,   Sommerfield,   Ditnes
                                     International,  Inc., a consultant for trademark licenses, for more than five years.

Board Meetings and Committees; Management Matters

      The Board of Directors held seven meetings during the fiscal year ended November 30, 1997. Each director attended at least 75% of the Board and Committee meetings of which he was a member during such time as he served as a director. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of New York. No fees are paid to directors for attendance at meetings of the Board.

      The Board of Directors has a Stock Option Committee, which met one time during the fiscal year ended November 30, 1997 and currently consists of Eric M. Hellige and Barrie Sommerfield. The Stock Option Committee has exclusive authority to grant options to the Company's executive officers under the 1995 Stock Option Plan. In October 1997, the Board of Directors established an Audit Committee, which did not meet during the fiscal year ended November 30, 1997. The Audit Committee currently consists of Eric M. Hellige, Paul H. Riss and Barrie Sommerfield. The Board of Directors does not have standing nominating or compensation committees or, except in the case of the grant of stock options by the Stock Option Committee, any committee performing similar functions.

      The Directors recommend a vote FOR the election of each of the director nominees.

                             EXECUTIVE COMPENSATION


Summary of Cash and Certain Other Compensation

      The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") of the Company (Mr. Joel Dupre, the Chairman of the Board and Chief Executive Officer of the Company since March 20, 1995; Mr. Yutaka Yamaguchi, the Chairman of the Board and Chief Executive Officer of the Company prior to March 20, 1995) and all other executive officers of the Company who received more than $100,000 in compensation during fiscal 1997 (collectively referred to as the "Named Executives"):

                                                     SUMMARY COMPENSATION TABLE
                                                                                                         Long-Term
                                        Annual Compensation                                         Compensation Awards
---------------------------------------------------------------------------------------------------------------------------
                                                                             Other Annual
Name and                                                                     Compensation        Options         All Other
Principal Position            Year          Salary($)         Bonus($)            ($)            (#) (5)       Compensation
---------------------------------------------------------------------------------------------------------------------------
Joel Dupre (1)                1997         $240,000              None            None           80,000             None
  Chairman of the             1996          216,667              None            None           80,000             None
  Board and Chief             1995          170,000              None            None           None               None
  Executive Officer

Yutaka Yamaguchi (2)          1997             None              None            None             None             None
  Former Chairman of          1996             None              None            None             None             None
  the Board and Chief         1995             None              None            None             None             None
  Executive Officer

Richard Pyles (3)             1997          100,000              None            None            5,000             None
  Senior Vice President       1996           98,341            $6,000            None          135,000             None
                              1995           95,025              None            None           20,000             None

Paul H. Riss (4)              1997          125,000              None            None           20,000             None
  Chief Financial Officer     1996           12,354              None            None           70,000             None
                              1995             None              None            None             None             None

-------------
(1) Mr. Dupre held the title of Executive Vice President of the Company during the fiscal year ended November 30, 1994. In March 1995, Mr. Dupre was elected Chairman of the Board and Chief Executive Officer of the Company.

(2) Mr. Yamaguchi resigned as an officer and director of the Company effective January 1, 1995.

(3) Mr. Pyles was elected Senior Vice President in November 1996. At all other times, Mr. Pyles served as Vice President - Marketing and Sales of the Company.

(4)  Mr. Riss has been Chief  Financial  Officer of the Company  since  November
     1996.

(5)  Options  have been  adjusted  to reflect a  two-for-one  stock split in May
     1997.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


      The following table sets forth individual grants of stock options and stock appreciation rights ("SARs") made by the Company during fiscal 1997 to each of the Named Executives.

                                                    Percent                                           Potential Realizable
                                                   of Total                                             Value at Assumed
                              Number of          Options/SARs                                         Annual Rates of Stock
                             Securities           Granted to                                           Price Appreciation
                             Underlying            Employees        Exercise or                        for Option Term (3)
                            Options/SARs           in Fiscal        Base Price       Expiration
     Name                    Granted (1)           Year (2)          ($/Share)          Date          5% ($)        10% ($)
---------------------------------------------------------------------------------------------------------------------------
Joel Dupre                  80,000(4)           57.1%              $2.13              02/24/02       $47,078      $104,031

Yutaka Yamaguchi                 --               --                 --                 --                --           --

Richard Pyles                5,000(4)             3.6               1.94              02/24/02         2,700         5,900

Paul H. Riss                20,000(4)            14.3               1.94              02/24/02        10,800        23,600

All Other Employees         35,000(4)            25.0               1.94              02/24/02        21,600        47,200

------------------
(1) Options have been adjusted to reflect a two-for-one stock split in May 1997. No SARs were granted by the Company in fiscal 1997.

(2) In fiscal 1997, the Company granted options to purchase an aggregate of 140,000 shares of Common Stock to six employees.

(3) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Commission's executive compensation disclosure rules and are not intended to forecast the future appreciation of the Company's Common Stock.

(4) Options became exercisable on the first anniversary date of the option grant date of February 24, 1997.

Stock Option Exercises

      The following table contains information relating to the exercise of the Company's stock options by the Named Executives in fiscal 1997, as well as the number and value of their unexercised options as of November 30, 1997.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                            Number of Securities
                                                           Underlying Unexercised                  Value of Unexercised
                       Shares                                    Options at                        In-the-Money Options
                     Acquired on          Value             Fiscal Year-End(#)(1)                at Fiscal Year End($)(2)
Name                 Exercise(#)       Realized($)      Exercisable       Unexercisable      Exercisable       Unexercisable
---------------------------------------------------------------------------------------------------------------------------
Joel Dupre                 --             --              20,000           140,000            $37,500           $217,500

Yutaka Yamaguchi           --             --                  --                --                 --                 --

Richard Pyles          20,000           $46,666           15,000             5,000             28,125              6,563

Paul H. Riss            5,000            25,000           50,000            55,000             97,188              89,688

--------------
(1) The sum of the numbers under the Exercisable and Unexercisable column of this heading represents each Named Executive's total outstanding options to purchase shares of Common Stock.

(2) The dollar amounts shown under the Exercisable and Unexercisable columns of the heading represent the number of exercisable and unexercisable Company options, respectively, which were "In-the-Money" on November 30, 1997, multiplied by the difference between the closing price of the Common Stock on November 30, 1997, which was $3.25 per share, and the exercise price of the Company options. For purposes of these calculations, In-the-Money options are those with an exercise price below $3.25 per share.

Board of Directors Compensation

      The Company does not currently compensate directors for service on the Board of Directors.

Employee Retirement Plan

      In June 1995, the Board of Directors of the Company determined to discontinue benefit accruals under the Company's tax qualified Employee Retirement Plan (the "Retirement Plan"). Pursuant to action taken by the Board of Directors at such time, benefits ceased to accrue for all active participants under the Retirement Plan on June 30, 1995. The Retirement Plan is administered by the Board of Directors.

      Each of the Company's United States-based employees was eligible to participate in the Retirement Plan. However, effective as of July 1, 1995 and in connection with the Board's action, the Retirement Plan was amended to provide that no additional eligible employees may participate in the Retirement Plan and accrue benefits thereunder. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classification.

                         Projected Benefit at Retirement

                                          Years of Service
---------------------------------------------------------------------------------------
                   15             20             25              30              35
---------------------------------------------------------------------------------------
Salary(1)

$  20,000      $  3,750        $  5,000      $  6,250        $  7,500         $  8,750
   25,000         4,625           6,250         7,313           9,375           10,938
   30,000         5,625           7,500         9,375          11,250           13,125
   35,000         6,563           8,750        10,938          13,125           15,313
   40,000         7,500          10,000        12,500          15,000           17,500
   50,000         9,980          12,604        15,625          18,750           21,875
   75,000        17,105          22,104        26,948          31,986           37,249
  100,000        24,730          31,604        38,873          46,236           53,874
  125,000        31,355          41,104        50,698          60,406           70,499
  150,000(2)     38,480          50,004        62,573          74,736           87,124
  175,000        45,605          60,104        74,448          88,986          103,749
  200,000        52,730          69,604        86,323         103,236          120,374(3)

-------------
(1) The annual benefits shown in the Table are integrated with Social Security benefits and there are no other offsets to benefits.

(2) In general, Section 401(a)(17) of the Internal Revenue Code provides that for 1994, compensation used for computing benefits under a tax-qualified employee pension plan cannot exceed $150,000 (as adjusted).

(3) Under current law, the maximum annual benefit payable under the Retirement Plan cannot exceed $120,000 (as adjusted).

      The Retirement Plan is funded by the Company on an actuarial basis, and the Company contributes annually the minimum amount required to cover the normal cost for current service and to fund supplemental costs, if any, from the date each supplemental cost was incurred. Contributions were intended to provide for benefits attributed to service to date, and also for those expected to vest in the future. Based on the assumptions used in the actuarial valuation, the Retirement Plan is fully funded.

      The estimated credited years of service for each of the executive officers named in the Summary Compensation Table is as follows: Joel Dupre (12 years), Yutaka Yamaguchi (none), Richard Pyles (3 years) and Paul H. Riss (none). The frozen accrued monthly benefit for Mr. Dupre and Mr. Pyles is $1,678 and $239, respectively. $150,000 of Mr. Dupre's compensation shown in the Summary Compensation Table was used to compute his projected benefit under the Retirement Plan.

       Benefits are computed on the basis of a straight-life annuity. Benefits under the Retirement Plan are integrated with Social Security benefits.

      The Retirement Plan will continue to comply with the applicable sections of the Internal Revenue Code, the Employee Retirement Income Security Act, and applicable Internal Revenue Services rules and regulations. In accordance with the terms of the Retirement Plan, distributions will continue to be made to retired and terminated employees who are participants in the Retirement Plan.

Comparison of Five-Year Cumulative Total Return

      The graph set forth below compares the cumulative total shareholder return on the Common Stock for the period commencing December 1, 1992 and ending November 30, 1997 against the cumulative total return on the NASDAQ Stock Market Index and a peer group comprised of those public companies whose business activities fall within the same standard industrial classification code as the Company and whose stock has been publicly traded for at least five years. This graph assumes a $100 investment in the Common Stock and in each index on December 1, 1992 and that all dividends paid by companies included in each index were reinvested.



                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]



                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                        FISCAL YEAR ENDING
                         -------------------------------------------------
COMPANY                  1992    1993     1994     1995     1996     1997

SIRCO INTERNAT CORP      100    118.18   113.64    81.82   131.82   236.36
INDUSTRY INDEX           100    114.38   112.45   176.03   196.50   143.38
BROAD MARKET             100    119.03   128.19   162.53   201.65   250.48


Report on Executive Compensation

      The Board of Directors determines the compensation of the CEO and sets policies for and reviews with the CEO the compensation awarded to the other principal executives. The Company's executive officers consist of the CEO, Eric Smith, Paul H. Riss and Richard Pyles.

      Salaries. Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry. Several of such companies are in the Company's Peer Group as described above under "-- Comparison of Five-Year Cumulative Total Return." The Company believes that its salaries are below average as compared to its competitors. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive.

      Compensation of Chief Executive Officer. The CEO is a principal shareholder of the Company and beneficially owns and controls approximately 30.0% of the outstanding shares of Common Stock of the Company. See "Common Stock Owned by Directors, Officers and Other Beneficial Owners." The Board believes he is substantially motivated, both by reason of his stock ownership and his commitment to the Company, to act on behalf of all shareholders to optimize overall corporate performance. Accordingly, the Board has not considered it necessary to specifically relate the CEO's compensation to corporate performance.

Board of Directors Interlocks and Insider Participation in
Compensation Decisions

      The following former and present members of the Board of Directors were officers of the Company or a subsidiary of the Company during the fiscal year ended November 30, 1997: Joel Dupre, Eric Smith, Eric M. Hellige and Paul H. Riss. Such members participated in deliberations of the Company's Board of Directors concerning executive officer compensation during the fiscal year ended November 30, 1997.

Certain Relationships and Related Transactions

      Mr. Joseph Takada, the beneficial owner of approximately 5.4% of the outstanding shares of Common Stock, is the Managing Director of Ideal Pacific Ltd. ("Ideal"), the Company's manufacturing agent in Hong Kong. During the fiscal year ended November 30, 1997, the Company paid aggregate commissions of approximately $40,000 to Ideal. Mr. Cheng-Sen Wang, the beneficial owner of approximately 3.6% of the outstanding shares of Common Stock, is the Managing Director of Kao-Lien Industrial Co., Ltd. ("Kao-Lien"), the Company's manufacturing agent in Taiwan. During the fiscal year ended November 30, 1997, the Company paid aggregate commissions of approximately $168,000 to Kao-Lien. Mr. Albert Cheng, the beneficial owner of 1.8% of the outstanding shares of Common Stock, is the President of Constellation Enterprise Co., Ltd. ("Constellation"). During the fiscal year ended November 30, 1997, the Company purchased approximately $891,000 of luggage and backpack products from Constellation.

      At November 30, 1997, the Company owed Ideal, Kao-Lien and Constellation approximately $305,000, $141,000 and $528,000, respectively.

      Paul H. Riss, a director and the Chief Financial Officer of the Company, is a member of the Board of Directors of CLEC Holding Corp. ("CHC"), an affiliate of the Company that owns 95% of the capital stock of The Other Phone Company, Inc., an integrated telecommunications provider based in Florida. Mr. Riss owns options to purchase 100,000 shares of common stock of CHC. The Company's Chairman and Chief Executive Officer, Joel Dupre, owns 306,000 shares of common stock of CHC, or approximately 2.7% of the outstanding shares, and owns options to purchase an additional 150,000 shares.

      Eric M. Hellige, a director of the Company, is a member of Pryor Cashman Sherman & Flynn LLP, counsel to the Company ("Pryor Cashman"). Fees paid by the Company to Pryor Cashman for legal services rendered during the fiscal year ended November 30, 1997 did not exceed 5% of such firm's or the Company's revenues. Mr. Hellige owns 25,000 shares of common stock of CHC, an affiliate of the Company.

      Barrie Sommerfield, a director of the Company, is the Vice Chairman of Gore, Sommerfield, Ditnes International, Inc. ("Gore, Sommerfield"), a firm that provides consulting services to the Company with regard to the licensing of trademarked names. The Company paid fees to Gore, Sommerfield in fiscal 1997 of approximately $4,000.

      The Company believes that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties.


                     PROPOSAL TO INCREASE AUTHORIZED SHARES
                         OF COMMON STOCK (Proxy Item 2)


Proposed Amendment

      The Company's Board of Directors has proposed an amendment to Article FOURTH of the Company's Certificate of Incorporation. This amendment would increase the Company's authorized Common Stock from 10,000,000 shares to 20,000,000 shares. On May 1, 1998, 4,950,400 shares of the Company's Common Stock were outstanding and an aggregate of 858,500 shares of Common Stock were reserved for issuance under the Company's 1995 Stock Option Plan and the Company's 1996 Restricted Stock Award Plan. Approval of the proposed increase would give the Company approximately 14,200,000 shares of Common Stock for future issuance.

      The Company also has 1,000,000 authorized shares of preferred stock, par value $.10 per share (the "Preferred Stock"), none of which was outstanding at May 1, 1998. No increase in the authorized number of shares of Preferred Stock is requested.

      The Company has no specific plans for the issuance of additional shares of Common Stock. However, the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the Company will have more financial flexibility and be able to issue additional shares of Common Stock without the expense and delay associated with a special shareholders' meeting, except where shareholder approval is required by applicable law or stock exchange regulations. The additional shares of Common Stock might be used, for example, in connection with an expansion of the Company's business through investments or acquisitions, sold in a financing transaction or issued under an employee stock option, savings or other benefit plan or in a stock split or dividend to shareholders. The Board does not intend to issue any shares except on terms that it considers to be in the best interests of the Company and its shareholders.

      The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock. If and when issued, these shares would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of Common Stock has any preemptive rights to acquire additional shares of the Common Stock.

      The issuance of additional shares could reduce existing shareholders' percentage ownership and voting power in the Company and, depending on the transaction in which they are issued, could affect the per share book value or other per share financial measures.

      Although the proposed amendment is not intended to be an anti-takeover measure, shareholders should note that, under certain circumstances, the additional shares of Common Stock could be used to make any attempt to gain control of the Company or the Board of Directors more difficult or time-consuming. Any of the additional shares of Common Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. It is possible that such shares could be sold with or without an option, on the part of the Company, to repurchase such shares, or on the part of the purchaser, to put such shares to the Company.

      The amendment to increase the authorized Common Stock might be considered to have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Company's capital stock, to acquire control of the Company, since the issuance of the additional shares of Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of the voting power of the Company. If so used, the effect of the additional authorized shares of Common Stock might be (i) to deprive shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer or the purchase of shares by a person or entity seeking to obtain control of the Company or (ii) to assist incumbent management in retaining its present position.

Text of Proposed Amendment

      The first paragraph of Article FOURTH of the Company's Certificate of Incorporation is proposed to be amended to read as follows:

                  "FOURTH:  A. Authorized  Shares. The total number of shares of all classes of stock which the Company shall have the authority to issue is twenty-one million (21,000,000), of which twenty million (20,000,000) shall be common stock, par value $.10 per share, and one million (1,000,000) shall be preferred stock, par value $.10 per share."

Vote Required for Approval

      For this amendment to be approved, a majority of the holders of all outstanding shares entitled to vote must vote for approval.

      The Company's Board of Directors recommends that the shareholders vote FOR
adoption  of  the  proposed   amendment   to  the   Company's   Certificate   of
Incorporation.


                         INDEPENDENT PUBLIC ACCOUNTANTS


      Nussbaum Yates & Wolpow, P.C. ("Nussbaum"), served as the Company's independent public accountants for the fiscal year ended November 30, 1997. A representative of Nussbaum is expected to attend the Annual Meeting, and such representative will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions from shareholders.

                              SHAREHOLDER PROPOSALS


      Proposals of shareholders intended for presentation at the 1999 Annual Meeting of Shareholders and intended to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received at the offices of the Company by January 11, 1999.


                                 OTHER BUSINESS


      Other than as described above, the Board of Directors knows of no matters to be presented at the Annual Meeting, but it is intended that the persons named in the proxy will vote your shares according to their best judgment if any matters not included in this Proxy Statement do properly come before the meeting or any adjournment thereof.


                                  ANNUAL REPORT


      The Company's Annual Report on Form 10-K/A for the year ended November 30, 1997, including financial statements, is being mailed herewith. If, for any reason you do not receive your copy of the Report, please contact Mr. Paul H. Riss, Chief Financial Officer, Sirco International Corp., 24 Richmond Hill Avenue, Stamford, Connecticut 06901, and another will be sent to you.


                                       By Order of the Board of Directors,

                                       JOEL DUPRE,
                                       Chairman of the Board and
                                       Chief Executive Officer

Dated: May 11, 1998
Stamford, Connecticut

                                REVOCABLE PROXY
                            SIRCO INTERNATIONAL CORP.

[ X ]   PLEASE MARK VOTES AS IN THIS EXAMPLE

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoint(s) Joel Dupre and Paul H. Riss, or either of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of Sirco International Corp. to be held at 366 Fifth Avenue, Suite 205, New York, New York on Thursday, June 11, 1998 at 10:00 a.m., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

  The Board of Directors recommends a vote "FOR" the proposals set forth hereon.

PROPOSAL 1.

The Election of Directors:

Joel Dupre, Eric M. Hellige, Eric Smith, Paul H. Riss, Anthony M. Scalice and Barrie Sommerfield.

[ ] For          [ ] Withhold            [ ] For All Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

PROPOSAL 2. Proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of CommonStock from 10,000,000 to 20,000,000 shares.

[ ] For          [ ] Against            [ ] Abstain


   In  accordance  with  their  discretion,   said  Attorneys  and  Proxies  are
authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

   This proxy when properly executed will be voted in the manner described herein by the undersigned shareholder. If no direction is made, this proxy will be voted for each of the Proposals set forth herein. Any prior proxy is hereby revoked.

          Please be sure to sign and date this Proxy in the box below.

                    ----------------------------------------
                                      Date

                    ----------------------------------------
                             Shareholder sign above

                    ----------------------------------------
                          Co-holder (if any) sign above


    Detach above card, sign, date and mail in postage paid envelope provided.

                            SIRCO INTERNATIONAL CORP.

  Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY